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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made as of the 22nd day of May, 2000, by and between ValueVision International, Inc., a Minnesota corporation (hereinafter referred to as "Employer"), and Howard Fox (hereinafter referred to as "Employee").

                                   WITNESSETH:

         WHEREAS, Employer desires to obtain the services of Employee and Employee desires to be employed by Employer as an employee on the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement, the parties hereto agree as follows:

1. Employment. Employer agrees to employ Employee and Employee agrees to be employed by Employer on the terms and conditions set forth in this Agreement.

2. Term. The term of Employee's employment hereunder shall commence on the date hereof and shall continue on a full-time basis until May 21, 2003 (the "Term"). The "Employment Period" for purposes of this Agreement shall be the period beginning on the date hereof and ending at the time Employee shall cease to act as an employee of Employer.

3. Duties. Employee shall serve as Senior Vice President of Operations and Polo Project Manager of Employer reporting to Employer's President of TV Home Shopping Operations and shall perform the duties as assigned by Employer, from time to time, and shall faithfully, and to the best of his ability, perform such reasonable duties and services of an active, executive, administrative and managerial nature as shall be specified and designated, from time to time, by Employer. Employee agrees to devote his full time and skills to such employment while he is so employed, subject to a vacation allowance of not less than four (4) weeks during each year of the Term except for two (2) weeks during calendar year 2000, or such additional vacation allowance as may be granted in the sole discretion of Employer. Employer's President of TV Home Shopping Network shall provide Employee with a performance review at least annually.

4. Compensation. Employee's compensation for the services performed under this Agreement shall be as follows:

        a) Base Salary. Employee shall receive a base salary of at least Two Hundred Forty Thousand and No/100 Dollars ($240,000.00) per year for the Term of this Agreement ("Base Salary").

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        b)        Bonus Salary. Employee shall receive bonus salary ("Bonus
                  Salary") within 90 days after the end of each of Employer's fiscal years during the Term of this Agreement of up to $100,000 based on the following calculation: $25,000 if ValueVision obtains an operating profit equal to at least 1% of net sales, an additional $25,000 if ValueVision obtains a net operating profit of at least 2% of net sales, an additional $25,000 if ValueVision obtains a net operating profit of at least 3% of net sales, and an additional $25,000 if ValueVision obtains a net operating profit of at least 4% of net sales, unless prior to the date of payment, Employee's employment shall be terminated pursuant to Sections 6.c. or 6.d. hereof. The first $25,000 of the Bonus Salary shall be guaranteed for each year during the Term. In addition, Employee shall be entitled to a signing bonus of $25,000 once he has commenced working for Employer.

        c) Automobile Allowance. Employer shall pay Employee a monthly automobile allowance of $550.00 per month ("Auto Allowance").

        d) Moving Expenses. Employer shall pay for the normal household moving expenses associated with Employee's move to Minneapolis from California ("Moving Expenses") in accordance with Employer's relocation expense policy previously provided to Employee.

5.       Other Benefits During the Employment Period.


        a) Employee shall receive all other benefits made available to officers of Employer, from time to time, at its discretion ("Benefits"). It is understood and agreed that Employer may terminate such Benefits or change any benefit programs at its sole discretion, as they are not contractual for the term hereof.

        b) Employer shall reimburse Employee for all reasonable and necessary out-of-pocket business expenses incurred during the regular performance of services for Employer, including, but not limited to, entertainment and related expenses so long as Employer has received proper documentation of such expenses from Employee.

        c) Employer shall furnish Employee with such working facilities and other services as are suitable to Employee's position with Employer and adequate to the performance of his duties under this Agreement.

6.       Termination of Employment.


        a) Death. In the event of Employee's death, this Agreement shall terminate and Employee shall cease to receive Base Salary, Bonus Salary, Auto Allowance, and Benefits as of the date on which his death occurs; except that Employee shall receive Bonus Salary prorated for the number of months to date of death.


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        b)        Disability. If Employee becomes disabled such that Employee cannot perform the essential functions of his job, and the disability shall have continued for a period of more than one hundred twenty (120) consecutive days; then Employer may, in its sole discretion, terminate this Agreement and Employee shall then cease to receive Base Salary, Bonus Salary, Auto Allowance, and all other Benefits, on the date this Agreement is so terminated, except that Employee shall receive Bonus Salary prorated for the number of months to date of disability; provided however, Employee shall then be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of Employer when payments and benefits hereunder ceases.

        c) Voluntary Termination. In the event that Employee voluntarily terminates his employment, he shall cease to receive Base Salary, Bonus Salary, Auto Allowance, and all other Benefits as of the date of such termination. In addition, Employee shall repay Employer on a pro-rata basis (calculated based on the initial 12 months of the Term), the Moving Expenses.

        d) Termination With Cause. Employer shall be entitled to terminate this Agreement and Employee's employment hereunder for Cause (as herein defined), and in the event that Employer elects to do so, Employee shall cease to receive Base Salary, Bonus Salary, Auto Allowance, and Benefits as of the date of such termination specified by Employer. In addition, Employee shall repay Employer on a pro-rata basis (calculated based on the initial 12 months of the Term), the Moving Expenses. For purposes of this Agreement, "Cause" shall mean: (i) a material act or act of fraud which results in or is intended to result in Employee's personal enrichment at the direct expense of Employer, including without limitation, theft or embezzlement from Employer; (ii) public conduct by Employee substantially detrimental to the reputation of Employer, (iii) material violation by Employee of any Employer policy, regulation or practice; (iv) conviction of a felony; or (v) habitual intoxication, drug use or chemical substance use by any intoxicating or chemical substance. Notwithstanding the forgoing, Employee shall not be deemed to have been terminated for Cause unless and until Employee has received thirty (30) days' prior written notice (a "Dismissal Notice") of such termination. In the event Employee does not dispute such determination within thirty (30) days after receipt of the Dismissal Notice, Employee shall not have the remedies provided pursuant to Section 6.g. of this Agreement. In addition, Employee shall repay Employer on a pro-rata basis (calculated based on the initial 12 months of the Term), the Moving Expenses.

        e) By Employee for Employer Cause. Employee may terminate this Agreement upon thirty (30) days written notice to Employer (the "Employee Notice") upon the occurrences without Employee's express written consent of any one or more of the following events, provided, however, that Employee shall not



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                  have the right to terminate this Agreement if Employer is able to cure such event within thirty (30) days (ten (10) days with regard to Subsection (ii) hereof) following delivery of such notice:

                  (i) Employer substantially diminishes Employee's duties such that they are no longer of an executive nature as contemplated by Section 3 hereof or

                  (ii) Employer materially breaches its obligations to pay Employee as provided for herein and such failure to pay is not a result of a good faith dispute between Employer and Employee.

        f) Other. If Employer terminates this Agreement for any reason other than as set forth in Section 6.a, 6.b., or 6.d above, or if Employee terminates this Agreement pursuant to Section 6.e. above, Employer shall immediately pay Employee in a lump sum payment, an amount equal the greater of (i) one year's Base Salary, Auto Allowance, and Bonus Salary, or (ii) all Base Salary, Bonus Salary and Auto Allowance which would otherwise be payable until the end of the Term (collectively, the "Severance Payment"). In addition, Employer shall continue to provide Employee with Benefits until the end of the Term. For purposes of calculating Bonus Salary payable pursuant to this
                  Section 6.f., Employee shall receive Bonus Salary equal to the last Bonus Salary actually paid the Employee, prorated for the number of months to be covered by the Severance Payment (if terminated before the end of the first fiscal year of Employer, the Bonus Salary shall equal the Bonus Salary objective stated in 4.b, prorated as aforesaid).

        g) Arbitration. In the event that Employee disputes a determination that Cause exists for terminating his employment pursuant to Section 6.d. of this Agreement, or Employer disputes the determination that cause exists for Employee's termination of his employment pursuant to Section 6.e of this Agreement, either such disputing party may, in accordance with the Rules of the American Arbitration Association ("AAA"), and within 30 days of receiving a Dismissal Notice or Employee Notice, as applicable, file a petition with the AAA for arbitration of the dispute, the costs thereof (including legal fees and expenses) to be shared equally by the Employer and Employee unless an order of the AAA provides otherwise. Such proceeding shall also determine all other items then in dispute between the parties relating to this Agreement, and the parties covenant and agree that the decision of the AAA shall be final and binding and hereby waive their rights to appeal thereof.

7. Confidential Information. Employee acknowledges that the confidential information and data obtained by him during the course of his performance under this Agreement concerning the business or affairs of Employer, or any entity related thereto are the property of Employer and will be confidential to Employer. Such confidential


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         information may include, but is not limited to, specifications, designs, and processes, product formulae, manufacturing, distributing, marketing or selling processes, systems, procedures, plans, know-how, services or material, trade secrets, devices (whether or not patented or patentable), customer or supplier lists, price lists, financial information including, without limitation, costs of materials, manufacturing processes and distribution costs, business plans, prospects or opportunities, and software and development or research work, but does not include Employee's general business or direct marketing knowledge (the "Confidential Information"). All the Confidential Information shall remain the property of Employer and Employee agrees that he will not disclose to any unauthorized persons or use for his own account or for the benefit of any third party any of the Confidential Information without Employer's written consent. Employee agrees to deliver to Employer at the termination of his employment, all memoranda, notes, plans, records, reports, video and audio tapes and any and all other documentation (and copies thereof) relating to the business of Employer, or any entity related thereto, which he may then possess or have under his direct or indirect control. Notwithstanding any provision herein to the contrary, the Confidential Information shall specifically exclude information which is publicly available to Employee and others by proper means, readily ascertainable from public sources known to Employee at the time the information was disclosed or which is rightfully obtained from a third party, information required to be disclosed by law provided Employee provides notice to Employer to seek a protective order, or information disclosed by Employee to his attorney regarding litigation with Employer.

8. Inventions and Patents. Employee agrees that all inventions, innovations or improvements in the method of conducting Employer's business or otherwise related to Employer's business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during the Employment Period belong to Employer. Employee will promptly disclose such inventions, innovations and improvements to Employer and perform all actions reasonably requested by Employer to establish and confirm such ownership.

9.       Noncompete and Related Agreements.


        a) Employee agrees that during the Noncompetition Period (as herein defined), he will not: (i) directly or indirectly own, manage, control, participate in, lend his name to, act as consultant or advisor to or render services alone or in association with any other person, firm, corporation or other business organization for any other person or entity engaged in the television home shopping and infomercial business, any mail order or internet business that directly competes with Employer or any of its affiliates by selling merchandise primarily of the type offered in and using a similar theme as any of Employer's or its affiliates' catalogs or internet sites during the Term of this Agreement or any business which Employer (upon authorization of its board of directors) has invested significant research and development funds or


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                  resources and contemplates entering into during the next
                  twelve (12) months (the "Restricted Business"), anywhere that Employer or any of its affiliates operates during the Term of this Agreement within the continental United States (the "Restricted Area"); (ii) have any interest directly or indirectly in any business engaged in the Restricted Business in the Restricted Area other than Employer (provided that nothing herein will prevent Employee from owning in the aggregate not more than one percent (1%) of the outstanding stock of any class of a corporation engaged in the Restricted Business in the Restricted Area which is publicly traded, so long as Employee has no participation in the management or conduct of business of such corporation), (iii) induce or attempt to induce any employee of Employer or any entity related to Employer to leave his, her or their employ, or in any other way interfere with the relationship between Employer or any entity related to Employer and any other employee of Employer or any entity related to Employer, or (iv) induce or attempt to induce any customer, supplier, franchisee, licensee, other business relation of any member of Employer or any entity related to Employer to cease doing business with Employer or any entity related to Employer, or in any way interfere with the relationship between any customer, franchisee or other business relation and Employer or any entity related to Employer, without the prior written consent of Employer. For purposes of this Agreement, "Noncompetition Period" shall mean the period commencing as of the date of this Agreement and ending on either (i) the date on which Employee ceases to be employed, if no Severance is paid (except in the case of a voluntary departure by Employee), or
                  (ii) the last day of the sixth (6th) month following either the date on which the Employee voluntarily departs or the date on which Employee is terminated during the Term of this Agreement if Severance is paid.

        b) If, at the time of enforcement of any provisions of Section 9, a court of competent jurisdiction holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

        c) Employee agrees that the covenants made in this Section 9 shall be construed as an agreement independent of any other provision of this Agreement and shall survive the termination of this Agreement.

        d) Employee represents and warrants to Employer that he is not subject to any existing noncompetition or confidentiality agreements which would in any way limit him from working in the television home shopping, catalog, infomercial or internet businesses, or from performing his duties hereunder or subject Employer to any liability as a result of his employment hereunder. Employee agrees to indemnify and hold Employer and its affiliates harmless from and against any and all claims, liabilities, losses, costs, damages and


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                  expenses (including reasonable attorneys' fees) arising as a result of any noncompete or confidentiality agreements applicable to Employee.

10. Termination of Existing Agreements. This Agreement supersedes and preempts any prior understandings, agreements or representations, written or oral, by or between Employee and Employer, which may have related to the employment of Employee, Employee's Agreement Not to Compete with Employer, or the payment of salary or other compensation by Employer to Employee, and upon this Agreement becoming effective, all such understandings, agreements and representations shall terminate and shall be of no further force or effect.

11. Specific Performance. Employee and Employer acknowledge that in the event of a breach of this Agreement by either parry, money damages would be inadequate and the nonbreaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which the parties may be entitled.

12. Sale, Consolidation or Merger. In the event of a sale of the stock, or substantially all of the stock, of Employer, or consolidation or merger of Employer with or into another corporation or entity, or the sale of substantially all of the operating assets of Employer to another corporation, entity or individual, Employer may assign its rights and obligations under this Agreement to its successor-in-interest and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of Employer hereunder.

13. Stock Options. Employee shall be granted incentive stock options in accordance with the 1990 Stock Option Plan of Employer (the "Plan") for 150,000 shares of ValueVision International, Inc. common stock ("Stock Options") with an exercise price per share to be determined at the date of grant, subject to the provisions thereof and exercisable at the time or times established by the stock option agreement representing the Stock Options (the "Stock Option Agreement"). The Stock Options vest in equal amounts as follows: one-third on the date of grant, one-third on the first anniversary of the date of grant, and one-third on the second anniversary of the date of grant. All such Stock Options shall automatically vest upon a termination of this Agreement prior to the end of the Term (unless pursuant to Sections 6.c or 6.d.).

14. No Offset - No Mitigation. Employee shall not be required to mitigate damages under this Agreement by seeking other comparable employment. The amount of any payment or benefit provided for in this Agreement, including welfare benefits shall not be reduced by any compensation or benefits earned by or provided to Employee as the result of employment by another employer.

15. Waiver. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a


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         waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

16. Attorney's Fees. In the event of any action for breach of, to enforce the provisions of, or otherwise arising out of or in connection with this Agreement, the prevailing party in such action, as determined by a court of competent jurisdiction in such action, shall be entitled to receive its reasonable attorney fees and costs from the other party. If a party voluntarily dismisses an action it has brought hereunder, it shall pay to the other party its reasonable attorney fees and costs.

17. Notices. Any notice to be given hereunder shall be deemed sufficient if addressed in writing, and delivered by registered or certified mail or delivered personally: (i) in the case of Employer, to Employer's principal business office; and (ii) in the case of Employee, to his address appearing on the records of Employer, or to such other address as he may designate in writing to Employer.

18. Severability. In the event that any provision shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provisions as to make it valid, reasonable and enforceable.

19. Amendment. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

20. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Employee's heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as specifically set forth in this Agreement.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Minnesota



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         IN WITNESS WHEREOF, the parties hereto have executed or caused this
Agreement to be executed as of the day, month and year first above written.

EMPLOYER:                         VALUEVISION INTERNATIONAL, INC.


                                  By:  /s/ Steve Jackel
                                     --------------------------------
                                     Steve Jackel
                                     Its:President - TV Home Shopping Operations



EMPLOYEE:


                                  By:  /s/ Howard Fox
                                     --------------------------------
                                     Howard Fox






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